EXHIBIT 99.1

NASDAQ: AMSY

Investor Relations Contact: Ronald Schillereff 703-267-5140 ronald.schillereff@ams.com

Media Relations Contact: Robin Pence 703-449-2062 robin.pence@ams.com

AMS REPORTS Q4 AND 2003 YEAR END RESULTS

FAIRFAX, Va., February 19, 2004 — American Management Systems, Incorporated (NASDAQ: AMSY), a global business and IT consulting firm, today announced fourth quarter 2003 earnings of $5.5 million, $0.13 per diluted share, and a fiscal year 2003 loss of $26.3 million, ($0.62) per diluted share. The annual results include a $43.5 million pre-tax charge for a contract litigation settlement, which is net of a $2.0 million insurance recovery in the fourth quarter.

Revenues for the fourth quarter and fiscal year 2003 were $254.5 million and $961.6 million, respectively, compared with $236.1 million and $986.7 million for the comparable periods in 2002. Fourth quarter revenues in the Federal Government Agencies and State & Local Governments target markets exceeded previous guidance and were key drivers of growth as compared to the third quarter of 2003.

The Company’s fourth quarter results reflect a direct margin decline over the third quarter of 2003 due primarily to additional costs on certain projects in our Public Sector client base associated with the delivery of new web-based technology. The additional costs relate to adjustments on certain long-term fixed price contracts, additional costs incurred to support certain customer implementations for which no benefit was derived in the fourth quarter and increased maintenance costs with additional maintenance revenue expected to begin subsequent to the implementation phase of the projects.

AMS Chairman and Chief Executive Officer, Alfred T. Mockett said, “I am disappointed we did not meet earnings expectations for the quarter. Our underlying business is sound, revenue is up and our current backlog of business is stronger than any period in recent history. In 2004 we will leverage our investments in refreshing our product portfolio, driving bigger and longer term contracts and seizing large opportunities in managed services as the economic recovery takes hold.”

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Selling, general and administrative expenses increased slightly in the fourth quarter over the third quarter of 2003 partially due to a full quarter’s worth of expenses associated with the acquisition of R.M. Vredenburg & Co. In addition, the Company spent more on business development, recruiting and staff development in support of significant new project wins during the quarter.

The Company generated positive cash flows from operations of $16.9 million for the fourth quarter of 2003. In addition, the Company continued its investment in its next generation of software products, spending approximately $16.5 million for expensed and capitalized development in the fourth quarter 2003.

Days sales outstanding increased from 89 to 91 days from the end of the third quarter to the end of the fourth quarter of 2003. This increase is almost entirely attributable to slowed collections from a large municipal customer, for which significant cash collections were made subsequent to the end of the year.

Conference Call
 AMS will hold a conference call to review fourth quarter and year end results at 8:00 a.m. Eastern Time on February 19, 2004 that will be accessible by dialing 913-981-4900. The call may also be accessed via a live Webcast on the AMS Web site at www.ams.com. The Webcast will be available for replay through February 19, 2005. An audio replay of the call will be available from 11:00 a.m. Eastern Time on February 19, 2004 through midnight, March 4, 2004 by dialing 719-457-0820 and entering pass code 760759.

About AMS
 AMS is a premier business and IT consulting firm to the government, financial services, and communications industries around the globe. AMS combines IT ingenuity and industry IQ to drive high-performance results. Known for its delivery and service excellence for more than 30 years, AMS specializes in enterprise resource planning, credit risk management, customer relationship management, and enterprise security. AMS applies both proprietary and partner technologies, and provides solutions through business consulting, systems integration, and outsourcing. Founded in 1970, AMS is headquartered in Fairfax, Va., and has offices worldwide. The company is traded on the NASDAQ National Market under the symbol AMSY. For detailed information about AMS, visit www.ams.com.

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Investors are cautioned that this release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to our operations that are based on management’s current expectations, estimates and projections. Words such as “anticipates,” “believes,” “expects,” “estimates,” “intends,” and similar expressions are used to identify these forward-looking statements. These statements are subject to risks, uncertainty and changes in circumstances. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Actual results may differ materially from what is expressed or forecast in these forward-looking statements. The reasons for this include changes in general economic and political conditions, including fluctuations in exchange rates, and the factors discussed in AMS’s Annual Report on Form 10-K for the year ended December 31, 2002. The Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any subsequent date.

American Management Systems, Incorporated
CONSOLIDATED CONDENSED INCOME STATEMENTS
Unaudited
(In thousands, except per share data)

	For the Three Months		For the Twelve Months
	Ended December 31,		Ended December 31,
	2003	2002	2003	2002

REVENUES	$254,515	$236,088	$961,620	$986,695

EXPENSES:
Cost of Revenues	165,238	144,091	601,190	581,958
Selling, General and Administrative	79,658	76,201	311,857	315,708
Research and Development	3,132	4,987	13,039	24,796
Restructuring Charge	—	—	24,785	22,087
Software Asset Impairments	—	19,608	9,555	19,608
Gain on Sale of Utilities Practice	—	(19,922)	—	(19,922)
Contract Litigation Settlement (Income) Expense	(2,000)	—	43,489	—

INCOME (LOSS) FROM OPERATIONS	8,487	11,123	(42,295)	42,460

OTHER (INCOME) EXPENSE, NET:
Interest Expense	486	344	1,338	363
Other Income	(726)	(1,181)	(1,152)	(2)

	(240)	(837)	186	361

INCOME (LOSS) BEFORE INCOME TAXES	8,727	11,960	(42,481)	42,099
INCOME TAX EXPENSE (BENEFIT)	3,274	3,947	(16,185)	13,893

NET INCOME (LOSS)	$5,453	$8,013	$(26,296)	$28,206

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	42,465	42,274	42,348	42,032
Diluted	42,832	42,501	42,348	42,460
EARNINGS (LOSS) PER SHARE
Basic	$0.13	$0.19	$(0.62)	$0.67
Diluted	$0.13	$0.19	$(0.62)	$0.66

Certain amounts from prior year have been reclassified for comparative purposes.

American Management Systems, Incorporated
CONSOLIDATED REVENUES BY MARKET
Unaudited
(In thousands)

	For the Three Months		For the Three Months		For the Twelve Months
	Ended December 31,		Ended September 30,		Ended December 31,
	2003	2002	2003	2002	2003	2002

Federal Government Agencies	$106,194	$88,524	$101,219	$86,639	$377,839	$343,349
State and Local Governments	68,116	62,560	65,852	68,634	260,868	272,758
Communications, Media and Entertainment	44,334	41,438	44,790	45,689	174,880	193,304
Financial Services Institutions	29,574	31,631	30,132	30,366	121,636	121,581
Other Corporate Clients	6,297	11,935	6,129	16,152	26,397	55,703

Total Revenues	$254,515	$236,088	$248,122	$247,480	$961,620	$986,695

American Management Systems, Incorporated
CONSOLIDATED CONDENSED BALANCE SHEETS
Unaudited
(In thousands)

ASSETS	December 31,
	2003	2002

CURRENT ASSETS:
Cash and Cash Equivalents	$62,338	$136,191
Accounts Receivable, Net	256,840	212,098
Prepaid Expenses and Other Current Assets	41,764	35,126

Total Current Assets	360,942	383,415

NONCURRENT ASSETS:
Property and Equipment (Net of Accumulated Depreciation and Amortization of $50,165 and $44,751)	22,023	24,518
Purchased and Developed Computer Software (Net of Accumulated Amortization of $164,888 and $136,591)	121,414	90,797
Intangible Assets (Net of Accumulated Amortization of $1,077 and $0)	16,270	—
Goodwill, Net	64,271	24,331
Cash Value of Life Insurance	19,288	29,830
Other Assets	7,326	69,605

Total Noncurrent Assets	250,592	239,081

TOTAL ASSETS	$611,534	$622,496

American Management Systems, Incorporated
CONSOLIDATED CONDENSED BALANCE SHEETS — continued
Unaudited
(In thousands, except share data)

LIABILITIES AND STOCKHOLDERS' EQUITY	December 31,
	2003	2002

CURRENT LIABILITIES:
Accounts Payable	$26,506	$17,118
Accrued Compensation and Related Items	50,558	52,674
Deferred Revenues	29,001	26,115
Accrued Liabilities	16,272	14,592
Accrued Restructuring Charge	6,473	7,988
Income Taxes Payable	686	1,061
Deferred Income Taxes	8,639	17,159

Total Current Liabilities	138,135	136,707

NONCURRENT LIABILITIES:
Deferred Compensation and Other Noncurrent Liabilities	30,596	36,364
Deferred Income Taxes	22,925	20,044
Accrued Restructuring Charge	9,844	9,356

Total Noncurrent Liabilities	63,365	65,764

TOTAL LIABILITIES	201,500	202,471

STOCKHOLDERS’ EQUITY:
Preferred Stock ($0.10 Par Value; 4,000,000 Shares Authorized, None Issued or Outstanding)	—	—
Common Stock ($0.01 Par Value; 200,000,000 Shares Authorized, 51,057,214 and 51,057,214 Issued and 42,625,776 and 42,324,218 Outstanding)	510	510
Capital in Excess of Par Value	83,894	80,309
Unearned Compensation	(653)	(2,146)
Retained Earnings	358,767	385,063
Accumulated Other Comprehensive Loss	(1,443)	(14,915)
Treasury Stock, at Cost (8,431,438 and 8,732,996 Shares)	(31,041)	(28,796)

Total Stockholders’ Equity	410,034	420,025

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$611,534	$622,496

American Management Systems, Incorporated
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
Unaudited
(In thousands)

	December 31,
	2003	2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net (Loss) Income	$(26,296)	$28,206
Adjustments to Reconcile Net (Loss) Income to Net Cash Provided by Operating Activities
Depreciation	6,852	7,551
Amortization	34,238	37,218
Stock Compensation Expense	1,264	3,001
Deferred Income Taxes	(8,453)	8,368
Increase in Cash Surrender Value of Life Insurance	(1,251)	(168)
Loss on Disposal of Assets	481	765
Software Asset Impairments	9,555	19,608
Contract Litigation Asset Write-off	28,489	—
Changes in Assets and Liabilities, Net of Acquisition:
(Increase) Decrease in Accounts Receivable	(24,403)	41,577
Decrease (Increase) in Prepaid Expenses and Other Assets	10,395	(9,198)
Decrease in Accounts Payable and Accrued Liabilities	(1,805)	(490)
Decrease in Accrued Compensation and Related Items	(16,070)	(2,507)
Increase (Decrease) in Deferred Revenues	2,004	(7,050)
Decrease in Accrued Restructuring Charge	(1,027)	(7,181)
Decrease in Income Taxes Payable	(1,098)	(13,474)

Net Cash Provided by Operating Activities	12,875	106,226

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of Property and Equipment	(3,617)	(1,273)
Purchase and Development of Computer Software	(54,552)	(28,279)
Acquisition of R.M. Vredenburg & Co., Net of Cash Acquired	(44,947)	—
Purchase Price Payment for Synergy Consulting, Inc.	(3,912)	(1,250)
Other Assets	11,542	(1,916)

Net Cash Used in Investing Activities	(95,486)	(32,718)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Employee Stock Purchase Plan and Common Stock Options Exercised	6,769	8,107
Payments to Acquire Treasury Stock	(5,019)	(2,948)
Payment of R.M. Vredenburg & Co. Debt Acquired	(2,660)	—

Net Cash (Used in) Provided by Financing Activities	(910)	5,159

Effect of Exchange Rate Changes on Cash	9,668	4,177

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(73,853)	82,844
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	136,191	53,347

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$62,338	$136,191

Certain amounts from prior year have been reclassified for comparative purposes.